                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                 August 8, 2003
                                 Date of Report
                        (Date of earliest event reported)

                          SORRENTO NETWORKS CORPORATION
               (Exact name of Registrant as specified in charter)

                                    DELAWARE
                 (State or other jurisdiction of incorporation)

       0-15810                                        04-3757586
(Commission File No.)                     (IRS Employer Identification Number)

                               9990 Mesa Rim Road
                           San Diego, California 92121
                     (Address of Principal Executive Office)

                                 (858) 558-3960
              (Registrant's telephone number, including area code)

-------------------------------------------------------------------------------
The purpose of this amendment to the Company's Form 8-K filed with the SEC on August 22, 2002 is to provide additional information required under Item 7.

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

         On August 8, 2003 we completed our acquisition of LuxN, Inc., pursuant to an Agreement and Plan of Merger, dated as of June 25, 2003, between Sorrento and LuxN, a copy of which is attached as Exhibit 2.1 hereto. On August 11, 2003, we issued a press release announcing the completion of the acquisition, a copy of which is attached hereto as Exhibit 99.1. At the effective time of the merger, our wholly-owned subsidiary, Lambda Acquisition Corp., was merged with and into LuxN, with LuxN being the surviving corporation in the merger.

          Pursuant to the Agreement and Plan of Merger, each share of LuxN common stock outstanding at the effective time of the merger was cancelled. As consideration for the transaction, holders of LuxN's Series A-1 Preferred Stock with an aggregate pro-rata portion of $14.8 million of LuxN's net cash held elected to receive cash at closing, and holders of LuxN's Series A-1 Preferred Stock with an aggregate pro-rata portion of $3.8 million of LuxN's net cash held elected to receive our common stock at closing. We issued 1,374,194 shares of our common stock to the holders of LuxN's Series A-1 Preferred Stock at the closing, and will issue an additional 505,153 shares upon receipt of our shareholders' approval. In addition, we issued warrants to purchase 400,000 of our shares of common stock at an exercise price of $3.05 per share to the holders of LuxN's Series A-1 Preferred Stock. The warrants will be held in escrow for a period of six months to satisfy any successful indemnification claims. We did not assume or exchange any outstanding options or warrants to purchase shares of LuxN stock.

         Pursuant to the terms of the Agreement and Plan of Merger, we will file a Registration Statement on Form S-3 to enable the resale by the selling shareholders of the shares of our common stock that were issued as consideration for the merger.

         The consideration paid to holders of LuxN's shareholders was determined through arms-length negotiations between our board of directors and officers and those of LuxN.

         The foregoing description of the Agreement and Plan of Merger is qualified in its entirety by reference to the Agreement, a copy of which was previously filed with the SEC, and incorporated herein by reference.

         This report contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industries in which we operate, our beliefs and our management's assumptions. Words such as "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. For a list and description of such risks and uncertainties, see the reports filed by Sorrento Networks Corporation with the Securities and Exchange Commission.



ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

         (a) Financial statements of businesses acquired.


         Historical financial statement for LuxN, Inc. consisting of the financial statements and notes provided on pages F-1 through F-25 of this amended Report.

       FINANCIAL STATEMENTS FOR YEARS ENDED JUNE 30, 2001, 2002 AND 2003.

             Independent Auditor's Report

             Balance Sheets as of June 30, 2002 and 2003

             Statements of Operations for the years ended June 30, 2001, 2002 and 2003

             Statements of Stockholders' Equity for the years ended June 30, 2002 and 2003

             Statements of Cash Flows for the years ended June 30, 2001, 2002 and 2003

             Summary of Business and Significant Accounting Policies

             Notes to Financial Statements


         (b) Unaudited Pro Forma Financial Information.

         Unaudited pro forma financial information relating to the Company and giving effect to the acquisition is provided on pages F-22 through F-27 of this amended Report.


    SORRENTO NETWORKS CORPORATION PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

             Pro Forma Consolidated Financial Statements


         (c) Exhibits                    Description
             --------                    -----------
               2.1      Agreement and Plan of Merger by and between Sorrento
                        Networks Corporation and LuxN, Inc., dated as of June 25,
                        2003. Previously filed.

              99.1      Press Release dated August 11, 2003. Previously filed.

                          INDEX TO FINANCIAL STATEMENTS

             INDEX TO HISTORICAL FINANCIAL STATEMENTS OF LUXN, INC.

                                                                                            PAGE
                                                                                            ----
FINANCIAL STATEMENTS FOR YEARS ENDED JUNE 30, 2001, 2002 and 2003

         Independent Auditor's Report                                                        F-1

         Balance Sheets as of June 30, 2002 and 2003                                         F-2

         Statements of Operations for the years ended June 30, 2001, 2002 and 2003           F-4

         Statements of Stockholders' Equity for the Years ended June 30, 2002
         and 2003                                                                            F-5

         Statements of Cash Flows for the years ended June 30,
         2001, 2002 and 2003                                                                 F-6

         Summary of Business and Significant Accounting Policies                             F-7

         Notes to Financial Statements                                                       F-7


PRO FORMA CONSOLIDATED FINANCIAL STATEMENT

         Pro Forma Consolidated Balance Sheets as of July 31, 2003                           F-24

         Pro Forma Consolidated Statements of Operations for the year ended
         January 31, 2003                                                                    F-25

         Pro Forma Consolidated Statements of Operations for the six months
         ended July 31, 2003                                                                 F-26

         Notes to Unaudited Pro Forma Consolidated Financial Statements                      F-27

                          INDEPENDENT AUDITOR'S REPORT


The Board of Director and Stockholders
LuxN, Inc.:


We have audited the accompanying balance sheets of LuxN, Inc. as of June 30, 2003 and 2002, and the related statements of operations, stockholders' equity and cash flow for the years then ended. These statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of LuxN, Inc. for the year ended June 30, 2001 were audited by other auditors, whose report dated September 5, 2001, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LuxN, Inc. as of June 30, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. As discussed in Note 1 to the financial statements, the Company has incurred significant losses since its inception and is dependent on obtaining additional financing in order to fund its operations. These matters raise substantial doubt about the ability of the Company to continue as a going concern. Management's plan in regard to these matters is also described in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 1 to the financial statements on August 8, 2003, LuxN, Inc. was acquired by Sorrento Networks Corporation, pursuant to an Agreement and Plan of Merger, dated as of June 25, 2003.



San Jose, California
October 10, 2003

                                    LUXn, Inc.

                                  BALANCE SHEET


                                                                                                June 30,
                                                                                     -------------------------------
                                                                                          2003                2002
                                                                                     -------------------------------
                                   ASSETS (Note 8)

CURRENT ASSETS:
 Cash and cash equivalents                                                           $ 3,163,600      $    1,508,700
 Short-term investments (Note 2)                                                      18,446,500           2,305,900
 Accounts receivable, net of allowance for doubtful accounts of
 $432,000 and $189,000 at June 30, 2003 and 2002                                         405,200             369,400
 Inventories (Note 3)                                                                  2,489,900           6,254,700
 Deposits                                                                                231,200           1,086,900
 Prepaid expenses and other current assets                                                29,000             244,700
                                                                                     -----------      --------------
 TOTAL CURRENT ASSETS                                                                 24,765,400          11,770,300
Property, plant and equipment, net (Note 4)                                              167,100           1,195,300
Other non-current assets  (Note 2 and 6)                                                 717,500             724,900
                                                                                     -----------      --------------
TOTAL ASSETS                                                                         $25,650,000      $   13,690,500
                                                                                     ===========      ==============


                        LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Accounts payable                                                                    $   433,400      $    2,402,700
 Accrued expenses (Note 5)                                                               530,300           1,572,000
 Deferred revenue                                                                        213,500             510,300
 Current portion of capital lease obligations (Note 6)                                   175,100             200,200
 Current portion of equipment loans (Note 7)                                             629,500           2,050,400
 Line of credit (Note 2 and 8)                                                         1,940,400           1,940,400
                                                                                     -----------      --------------
 TOTAL CURRENT LIABILITIES                                                             3,922,200           8,676,000
Capital lease obligations, net of current portion (Note 6)                               177,700             352,800

Equipment loans, net of current portion (Note 7)                                               -             629,500
                                                                                     -----------      --------------
 TOTAL LIABILITIES                                                                     4,099,900           9,658,300
                                                                                     -----------      --------------
COMMITMENTS AND CONTINGENCIES (Note 10 and 12)

STOCKHOLDERS' EQUITY (Note 11)
 Series A convertible preferred stock, $0.0001 par value:
   Designated shares - 0 in 2003 and 1,660,000 in 2002
   Issued and outstanding shares- 0 in 2003 and 1,660,000 in 2002
   Aggregate liquidation preference of $0 in 2003 and $830,000 in 2002                         -                 100
 Series B convertible preferred stock, $0.0001 par value:
   Designated shares - 0 in 2003 and 8.602,150 in 2002
   Issued and outstanding shares- 0 in 2003 and $8,602,150 in 2002
   Aggregate liquidation preference of $0 in 2003 and $8,000,000 in 2002                       -                 900
 Series C convertible preferred stock, $0.0001 par value:
   Designated shares - 0 in 2003 and 5,750,000 in 2002

   Issued and outstanding shares- 0 in 2003 and 5,750,000 in 2002
   Aggregate liquidation preference of $0 in 2003 and $23,000,000 in 2002                       -                600
 Series D convertible preferred stock, $0.0001 par value:
   Designated shares - 0 in 2003 and 4,830,035 in 2002
   Issued and outstanding shares- 0 in 2003 and 4,830,035 in 2002
   Aggregate liquidation preference of $0 in 2003 and $69,069,500 in 2002                       -                500
 Series E convertible preferred stock, $0.0001 par value:
   Designated shares -0 in 2003 and 7,023,007 in 2002
   Issued and outstanding shares- 0 in 2003 and 3,153,845 in 2002
   Aggregate liquidation preference of $0 in 2003 and $45,099,984 in 2002                       -                300
 Series A-1 convertible preferred stock, $0.0001 par value:
   Designated shares - 1,600,000,000 in 2003 and 0 in 2002                                147,200                  -
   Issued and outstanding shares- 1,471,645,004 in 2003 and 0 in 2002
   Aggregate liquidation preference of $138,153,500 in 2003 and $0 in 2002
 Common stock $0.0001 par value
   Authorized shares - 2,200,000,000 in 2003 and 50,000,000 in 2002
   Issued and outstanding shares - 33,394,076 in 2003, 9,409,230 in 2002                    3,300                900
 Additional paid-in capital                                                           181,023,700        147,128,300
 Note receivable from stockholders                                                         (4,500)          (183,900)
 Unrealized gain (loss) on short-term investments                                          32,400               (500)
 Accumulated deficit                                                                 (159,652,000)      (142,915,000)
                                                                                    -------------      -------------
 TOTAL STOCKHOLDERS' EQUITY                                                            21,550,100          4,032,200
                                                                                    -------------      -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                          $  25,650,000      $  13,690,500
                                                                                    =============      =============


See accompanying notes to financial statements.

                                   LuxN, Inc.

                            STATEMENTS OF OPERATIONS

                                                                               Year ended June 30,
                                                                 2003                2002                2001
                                                           ------------------  ------------------  -----------------

Revenues                                                        $  2,974,600        $  7,613,400        $ 8,090,100
Cost of sales                                                      5,334,500           7,595,300         15,767,700
                                                                ------------        ------------        -----------
      Gross Profit (Loss)                                         (2,359,900)             18,100         (7,677,600)


Operating Expenses:
      Research and development                                     8,927,000          21,816,900         33,092,800
      Sales and marketing                                          3,377,600          11,059,200         19,269,800
      General and administrative                                   1,743,900           3,129,200          5,043,400
      Restructuring cost and charges related
         to property and equipment                                                    10,736,200
                                                                ------------        ------------        -----------

      Total Operating Expenses                                    14,048,500          46,741,500         57,406,000
                                                                ------------        ------------        -----------


Operating Loss                                                   (16,408,400)        (46,723,400)        (65,083,600)
Interest Income (Expense), net                                      (328,600)           (124,100)          2,304,700
                                                                ------------        ------------        ------------
Net Loss                                                        $(16,737,000)       $(46,847,500)       $(62,778,900)
                                                                ============        ============        ============




See accompanying notes to financial statements.

                                   LuxN, Inc.

                       Statements of Stockholders' Equity



                                                    Convertible
                                                  Preferred Stock        Common Stock
                                           -----------------------------------------------
                                               Shares       Amount     Shares    Amount
                                           -----------------------------------------------
Balance, June 30, 2001                        23,996,030    2,400    10,237,214   1,000

 Exercise of stock options                             -        -        36,476       -

 Repurchases of unvested common
 stock                                                 -        -      (864,460)   (100)

 Receipt of payments on notes
 receivable from stockholders                          -        -             -       -

 Valuation of options and awards to
 consultants and non-employees                         -        -             -       -

 Components of comprehensive loss                      -        -             -       -

 Unrealized loss on short-term
 investments                                           -        -             -       -

 Net loss                                              -        -             -       -

 Comprehensive loss
                                           --------------------------------------------
Balance, June 30, 2002                        23,996,030    2,400     9,409,230     900

 Conversion of preferred stock
 Series A,B,C,D and E                        (23,996,030)  (2,400)   23,996,030   2,400

 Issuance of Series A-1 preferred stock
 in September 2002 at $0.02 per share,
 net of issuance costs of $456,300         1,471,645,004  147,200             -       -

 Repurchases of common stock related to
 option exercises                                      -        -       (11,184)      -

 Receipt of payments on notes receivable
 related to option exercises                           -        -             -       -

 Interest on notes receivable related to
 option exercises                                      -        -             -       -

 Write-Off of notes from stockholders                  -        -             -       -

 Valuation options and awards to
 consultants and non-employees                         -        -             -       -

 Valuation for the vesting acceleration of
 options                                               -        -             -       -

 Components of comprehensive loss                      -        -             -       -

 Unrealized gain on short-term
 investments                                           -        -             -       -

 Net loss                                              -        -             -       -

 Comprehensive loss
                                           --------------------------------------------
Balance, June 30, 2003                     1,471,645,004 $147,200    33,394,076  $3,300
                                           ============================================


                                                              Notes       Accumulated
                                              Additional    Receivable      Other                          Total
                                               Paid-in         From      Comprehensive  Accumulated    Stockholders'
                                               Capital     Stockholders     Income        Deficit         Equity
                                            -------------------------------------------------------------------------
Balance, June 30, 2001                       147,459,800    (221,400)        96,200     (96,067,500)     51,270,500

Exercise of stock options                         35,200           -            -                 -          35,200

Repurchases of unvested common
stock                                           (418,600)          -            -                 -        (418,700)

Receipt of payments on notes
receivable from stockholders                           -      37,500            -                 -          37,500

Valuation of options and awards to
consultants and non-employees                     51,900           -            -                 -          51,900

Components of comprehensive loss                       -           -            -                 -               -

Unrealized loss on short-term
investments                                            -           -      (96,700)                -         (96,700)

Net loss                                               -           -            -       (46,847,500)    (46,847,500)
                                                                                                       ------------
Comprehensive loss                                                                                      (46,944,200)
                                            -----------------------------------------------------------------------
Balance, June 30, 2002                       147,128,300    (183,900)        (500)     (142,915,000)      4,032,200

Conversion of preferred stock
Series A,B,C,D and E                                   -           -            -                 -               -

Issuance of Series A-1 preferred stock
in September 2002 at $0.02 per share,
net of issuance costs of $456,300             33,934,900           -            -                 -      34,082,100

Repurchases of common stock related to
option exercises                                  (8,900)          -            -                 -          (8,900)

Receipt of payments on notes receivable
related to option exercises                            -       5,600            -                 -           5,600

Interest on notes receivable related to
option exercises                                       -      (4,900)           -                 -          (4,900)

Write-Off of notes from stockholders                   -     178,700            -                 -         178,700

Valuation options and awards to
consultants and non-employees                    (30,600)          -            -                 -         (30,600)

Valuation for the vesting acceleration of
options                                                -           -            -                 -               -

Components of comprehensive loss                       -           -            -                 -               -

Unrealized gain on short-term
investments                                            -           -       32,900                 -          32,900

Net loss                                               -           -            -       (16,737,000)    (16,737,000)
                                                                                                       ------------
Comprehensive loss                                                                                      (16,704,100)
                                            -----------------------------------------------------------------------
Balance, June 30, 2003                      $181,023,700  $   (4,500)   $  32,400    $ (159,652,000)   $ 21,550,100
                                            =======================================================================




See accompanying notes to financial statements.

                                    LuxN, Inc

                            STATEMENTS OF CASH FLOWS

                                                                           Year ended June 30,
                                                                 2003             2002              2001
                                                           --------------------------------------------------
Cash Flows From Operating Activities
Net loss                                                     $ (16,737,000)   $ (46,847,500)   $ (62,778,900)

 Adjustments to reconcile net loss to net cash provided
     by (used in) operating activities:
         Depreciation and amortization                            1,028,200       7,247,700        5,681,000
         Stock-based compensation (benefit) expense                 (30,600)         51,900          372,100
         Charges related to property and equipment                        -       7,108,200                -
         Provision for doubtful accounts                            243,300         (78,700)         267,700
         Provision for excess and obsolete inventories            2,752,400       1,913,100       10,556,300
         Interest income on note receivable from
         stockholders                                                (4,900)        (10,100)               -
         Write-off of notes receivable from stockholders            178,700               -                -
         Changes in assets and liabilities:
         Accounts receivable                                       (279,100)      2,350,500       (2,909,000)
         Inventories                                              1,012,400       1,206,000      (15,798,400)
         Deposits, prepaid and other current assets               1,071,400        (377,100)        (405,600)
         Other non-current assets                                     7,400         891,900       (1,434,000)
         Accounts payable                                        (1,969,300)       (583,800)      (1,492,500)
         Accrued expenses                                        (1,041,700)     (1,623,600)       2,104,800
         Deferred Revenue                                          (296,800)       (940,800)       1,218,700
                                                             -----------------------------------------------
     Net Cash Used in Operating Activities                      (14,065,600)    (29,692,300)     (64,617,800)

Cash flows from investing activities
Purchases of property and equipment                                       -      (1,639,200)      (9,377,100)
Proceeds from sale of property and equipment                              -          63,600                -
Issuance of notes receivable secured by common stock                      -               -          (32,000)
Purchases of short-term investments                             (19,840,100)     (4,439,300)     (55,554,600)
Proceeds from sale of short-term investments                      3,732,400      26,418,400       82,725,900
                                                             -----------------------------------------------
     Net Cash Provided By (Used in) Investing Activities        (16,107,700)     20,403,500       17,762,200

Cash Flows From Financing Activities
Issuance of common stock to non-employees                                 -               -           80,000
Proceeds from issuance of preferred stock, net                   34,082,100               -       52,551,300
Proceeds from exercise of common stock options and
 warrants                                                                 -          35,200        1,737,700
Repurchase of common stock                                           (8,900)       (418,700)        (423,400)
Receipt of payments on stockholder notes receivable                   5,600          47,600           36,600
Repayment under equipment loans and capital lease
 obligations                                                     (2,250,600)     (1,558,300)      (1,160,300)
Borrowings under equipment loans                                          -               -        2,012,200
Borrowings under line of credit                                   1,940,400       1,940,400                -
Repayment under line of credit                                   (1,940,400)              -                -
                                                             -----------------------------------------------
     Net Cash Provided By Financing Activities                   31,828,200          46,200       54,834,100

Net Increase (Decrease) in Cash and Cash Equivalents              1,654,900      (9,242,600)       7,978,500
Cash and Cash Equivalents, beginning                              1,508,700      10,751,300        2,772,800
                                                             -----------------------------------------------
 Cash and Cash Equivalents, ending                           $    3,163,600   $   1,508,700    $  10,751,300
                                                             ===============================================

Supplemental Disclosures of Cash Flow information:
Cash paid for interest                                       $      544,900   $     579,400          413,120

Non-cash Investing and Financing Activities
Issuance of common stock in exchange for notes
 receivable from stockholders                                $            -   $           -      $   226,000
Equipment purchased under capital leases                     $            -   $           -      $   782,200
Inventory capitalized into property and equipment            $            -   $   1,321,700      $         -





See accompanying notes to financial statements.

                                    LuxN, Inc

                      NOTES TO AUDITED FINANCIAL STATEMENTS

                FOR THE YEARS ENDED June 30, 2003, 2002 and 2001



1.  Organization and Significant Accounting Policies

Description of Business

       LuxN, Inc. (the "Company") was incorporated in California on June 18, 1998, and reincorporated in Delaware on April 20, 2000. The Company develops, manufactures, and markets optical transport and switching solutions for metropolitan service providers and enterprise customers.

       From inception to June 30, 2000, the Company's principle efforts have been focused on, raising capital, developing and designing its products and applications, performing market studies, establishing marketing channels and the Company's image, and recruiting key personnel. The Company was in the development stage through June 30, 2000. During 2001, the Company began its planned principal operations and recorded its first revenues. Although the Company is no longer considered a development-stage company, the Company is still subject to risks, including, but not limited to, dependence on key individuals, competition from substitute products and larger companies, the successful development and marketing of its products and the ability to obtain adequate financing to support its long-term development.

       The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The Company has incurred significant losses since its inception and is dependent on obtaining additional financing in order to fund its operations. These matters raise substantial doubt about the ability of the Company to continue as a going concern. Beginning in April 2002, the bankruptcy and near-insolvency of several of the Company's customers, due to the continued slow down in the telecommunication market, caused management to begin to take corrective action to significantly decrease cash burn and determine the best course of action to maintain and enhance the value of the Company. In this regards, management implemented, in October 2002, an acquisition strategy pursuant to which it has been seeking to identify an appropriate entity with which to merge. During fiscal 2003, the Company raised $34.5 million from the issuance of Series A-1 convertible preferred stock. Management expects to incur additional losses through fiscal 2004, and it recognizes the need to utilize some or all of its available financing resources as of June 30, 2003 to fund its cash requirements in fiscal 2004. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Current Developments

       On August 8, 2003, LuxN, Inc was acquired by Sorrento Networks Corporation ("Sorrento"), pursuant to an Agreement and Plan of Merger ("the Agreement"), dated as of June 25, 2003.

       At the effective time of the merger, Lambada Acquisition Corp, a wholly-owned subsidiary of Sorrento, was merged with and into LuxN, Inc., with LuxN, Inc. being the surviving corporation in the merger.

       Pursuant to the Agreement, each share of the Company's common stock outstanding at the effective time of the merger was cancelled. As consideration for the transaction, holders of the Company's Series A-1 convertible preferred stock with an aggregate pro rata portion of $14.75 million of the Company's net cash held elected to receive cash at closing, and holders of the Company's Series A-1 convertible preferred stock with an aggregate pro rata portion of 3.8 million of the Company's net cash held elected to receive common stock of Sorrento at closing. Sorrento issued 1,374,194 shares of its common stock to the holders of the Company's Series A-1 convertible preferred stock at the closing, and will issue an additional 505,153 shares upon receipt of its shareholders' approval. In addition, Sorrento issued warrants to purchase 400,000 of its shares of common stock at an exercise price of $3.05 per share to the holders of the Company's Series A-1 convertible preferred stock. The warrants will be held in escrow for a period of 6 months to satisfy any successful indemnification claims. Sorrento did not assume or exchange any outstanding options or warrants to purchase shares of the Company's stock.

Use of Estimates

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of Credit Risks

       Financial instruments that potentially subject the Company to concentrations of risk are cash and cash equivalents, short-term investments and accounts receivable. The Company reduces risk on financial instruments by maintaining its cash and cash equivalents with two major U.S. financial institutions and by limiting its short-term investments to certificates of deposit and U.S. government agency securities.

       Exposure to credit risk on accounts receivable is controlled through credit approvals, credit limits, and continuous monitoring procedures. As of June 30, 2003 and 2002, two customers accounted for 76% and 61%, respectively of net accounts receivable. As of June 30, 2001, three customers accounted for 56% of net accounts receivable. In each year ended June 30, 2003 and 2002, two customers individually represented greater than 10% of net revenue, respectively. For the year ended June 30, 2001, no customer individually represented greater than 10% of net revenue.

Cash and Cash Equivalents

       The Company considers all highly liquid investments purchased with an original maturity of three months or less from the date of purchase to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value. The Company's cash and cash equivalents are composed of cash deposited in bank checking and money market accounts.

Short-term Investments

       Short-term investments consist of debt securities, and of certificates of deposit with a bank, with maturity dates not extending beyond two years from the balance sheet date, and are stated at amounts that approximate fair market value. The Company accounts for the short-term investments in accordance with Statement of Financial Accounting Standards (SFAS) No.115, Accounting for Certain Investments in Debt and Equity Securities. Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. The Company classifies its short-term investments as available-for-sale. Available-for-sale investments are recorded at fair value with unrealized gains and losses reported in the statement of stockholders' equity. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Interest income is recognized when earned.

Fair Value of Financial Instruments

         The carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, short-term investments, accounts receivable, accounts payable and certain amounts included in accrued expenses, approximate fair value because of their short maturities.

Revenue Recognition

         The Company recognizes product revenue at the time of shipment provided that persuasive evidence of a final agreement exists, there are no uncertainties regarding customer acceptance, the fee is fixed and determinable and collectability is reasonably assured. If uncertainties regarding customer acceptance exist, revenue is deferred and recognized when the uncertainties are resolved. Revenue from service contracts is deferred and recognized ratably over the period of the related agreements.

         The Company sells its products principally in the United States. For the years ended June 30, 2003, 2002, and 2001, sales outside the United States were 13%, 11% and 18%, respectively, of total revenue.

Inventories

         Inventories are stated at the lower of cost or market. Cost includes materials, labor and overhead on a first-in, first-out basis.

Property and Equipment

         Property and equipment are stated at cost, less accumulated depreciation. Property and equipment are depreciated using the straight-line method based on estimated useful lives, generally three years. Leasehold improvements and assets recorded under capital lease arrangements are amortized using the straight-line method over the lesser of the estimated useful lives of the assets or the remaining lease terms.

Valuation of Long-Lived Assets

         The Company reviews long-lived assets to be held and used for impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. Such events or changes in circumstances include, but are not limited to, a significant industry downturn, a significant decline in the market value of the Company, or significant reductions in projected future cash flows of the operating segment.

         Determination of recoverability is based on the sum of the undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the carrying value is not recoverable, an impairment loss is measured as the amount by which the carrying amount of the assets exceeds the fair value. Long-lived assets classified as held for sale are measured at the lower of carrying amount or fair value less cost to sell.

Other Non-current Assets

         Other non-current assets are primarily composed of deposits on leased properties, and certificates of deposit (See Note 2 and 6).

Warranty Reserves

         The Company provides a limited warranty of 12 months for its products. Estimated expenses for warranty obligations are recorded at the time revenue is recognized.

Research and Development

         Research and development costs are composed of salaries, travel, materials, supplies and contract services and are expensed as incurred.

Stock-Based Compensation

         The Company accounts for employee stock options in accordance with Accounting Principles Board Opinion No.25, Accounting for Stock Issued to Employees ("APB Opinion No. 25"), as interpreted by Financial Accounting Standards Board ("FASB") Interpretation No.44 ("FIN 44"), Accounting for Certain Transactions Involving Stock Compensation, and has adopted the "disclosure only" alternative described in Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123").

The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS 123 and Emerging Issues Task Force Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services ("EITF 96-18").

         The Company has adopted the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). In accordance with the provisions of SFAS 123, the Company applies APB Opinion No. 25, and related interpretations in accounting for its stock option plan under which no compensation expense has been recognized in the accompanying statement of operations. Had compensation expense for the Plan been determined consistent with SFAS 123, the Company's net loss would have been increase by the pro forma amounts indicated below:


                                                                            Year Ended June 30,
                                                                2003               2002                2001
                                                          -----------------------------------------------------
Net Loss, as reported                                     $(16,737,000)       $(46,847,500)       $(62,778,900)
Add: Stock-based employee compensation
     expense included in reported net income,
     net of related tax effects                                      -              14,000                   -
Deduct: Total stock-based employee compensation
     expense determined under fair value based
     method for all awards, net of related effects            (399,800)           (881,500)           (614,900)
                                                          ----------------------------------------------------

Net loss, pro forma                                       $(17,136,800)       $(47,715,000)       $(63,393,800)
                                                          ====================================================

The weighted average fair values of options granted in fiscal years 2003, 2002 and 2001 were $0.0002, $0.18 and $0.70, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants:


                                                                        Years Ended June 30,
                                                              2003              2002                  2001
                                                          -----------------------------------------------------

Expected dividend yield                                          0%                  0%                  0%
Risk-free interest rate                                       3.19%       3.94% - 4.68%       4.88% - 6.15%
Expected life                                               3 years             5 years             5 years
Volatility                                                       0%                  0%                  0%




Income Taxes

         The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"). Under SFAS 109, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates that will be in effect when the differences are expected to reverse.

Comprehensive Income (Loss)

         The Company's accumulated other comprehensive income consists of the accumulated net gains or losses on available-for-sale investments. For the year ended June 30, 2003, comprehensive loss was $32,900 less than the net loss because of unrealized gains on available-for-sale short-term investments. Comprehensive loss exceeded the net loss by $96,700 for the year ended June 30, 2002, because realized gains on the sale of available-for-sale securities that are included in the determination of the net loss must be deducted from other comprehensive loss to the extent any unrealized gains had been included in the determination of other comprehensive loss for a prior period. For the year ended June 30, 2001, comprehensive loss was $96,200 less than the net loss because of unrealized gains on available-for-sale short-term investments.

Advertising Expense

         The cost of advertising is expensed as incurred. Advertising costs were $5,300, $190,800, and $1,047,300 in fiscal years 2003, 2002, and 2001, respectively.

Shipping and Handling Costs

         The Company records costs related to shipping and handling in cost of sales for all periods presented.

Reincorporation

         In April 2000, the Company's Board of Directors approved the reincorporation of the Company in Delaware. Upon reincorporation, the Company issued new shares with a par value of $0.0001 per share to all convertible preferred and common stockholders. All convertible preferred and common share amounts in the accompanying financial statements have been adjusted retroactively to give effect to this change.

Recent Accounting Pronouncements

         In August 2001, the FASB issued Statement of Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"). SFAS 144 supersedes SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and certain provisions of APB Opinion No. 30, Reporting the results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS 144 retains the fundamental provisions of SFAS 121 related to (i) the recognition and measurement of the impairment of long-lived assets to be held and used, and (ii) the measurement of long-lived assets to be disposed by sale. It provides more guidance on estimating cash flows when performing recoverability tests, requires long-lived assets to be disposed of other than by sale to be classified as held and used until disposal, and establishes more restrictive criteria to classify long-lived assets as held for sale. In addition, SFAS 144 supersedes the accounting and reporting provisions for APB Opinion No. 30 for the disposal of a segment of a business. However, it retains the basic provisions of APB Opinion No. 30 to report discontinued operations separately from continuing operations and extends the reporting of a discontinued operation to a component of an entity. The Company's adoption of SFAS 144 during its 2003 fiscal year did not have a material impact on the Company's financial position or results of operations.

         In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities ("SFAS 146"). SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, Liability Recognition for certain Employee Termination Benefits and Other Costs to Exit and Activity (including Certain Costs Incurred in a Restructuring). SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred rather than when the exit or disposal plan is approved. In addition, SFAS 146 establishes that fair value is the objective for initial measurement of the liability. SFAS 146 is effective for exit or disposal activities initiated after June 30, 2003, but early adoption is permitted. The Company is currently evaluating the adoption date and the impact the adoption will have on its financial position and results of operations.

       In December 2002, the FASB issues SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure ("SFAS 148"), effective for fiscal year ending after December 15, 2002. SFAS 148 amends SFAS 123, to provide alternative methods of transition to the voluntary fair value method of accounting for stock-based employee compensation. SFAS 148 also amends the disclosure provisions of SFAS 123 to require that disclosure of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed in tabular format within a Company's summary of significant accounting policies. The disclosure provisions of SFAS 148 are effective for fiscal years ending after December 5, 2002 and have been incorporated into these financial statements and accompanying footnotes.

         In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity ("SFAS 150"). This statement affects the classification, measurement and disclosure requirements of the following three types of freestanding financial instruments:
1) manditorily redeemable shares, which the issuing company is obligated to buy back with cash or other assets; 2) instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets, which includes put options and forward purchase contracts; and 3) obligation that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers' shares. In general, SFAS 150 is effective for all financial statements entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 is not expected to have an impact on the Company's financial position or disclosures.

2. Short-Term Investments

         As of June 2003 and 2002, the Company had approximately $18 million and $2 million, respectively, in short-term investments.

         The Company's short-term investments are classified as available-for-sales, as the Company intends to sell them as needed for operations. As of June 30, 2003 and 2002, the carrying value of the short-term investments held approximates fair value.

         As of June 30, 2003, approximately $17 million was placed in U.S. government obligations, maturing between July 2003 and February 2005, with no more than $3 million concentrated to any individual debt security. The interest on these debt securities ranged from 4.5% to 7.125%.

         In addition, as of June 30, 2003 and 2002, the Company had placed approximately $2 million and $3 million, respectively, in certificates of deposit with a bank. As of June 30, 2003 and 2002, $0.7 million are included in other non-current assets as these certificates of deposit were placed as security for capital lease obligations. As of June 30, 2002, the remaining balances of the certificates of deposits secured the Company's line of credit.

3. Inventories

         A summary of inventories as of June 30, 2003 and 2002, follows:


                                               2003                2002
                                            -------------------------------
          Raw material                      $2,096,900           $5,292,400
          Work in process                      117,300              799,600
          Finished goods                       275,700              162,700
                                            -------------------------------
                                            $2,489,900           $6,254,700
                                            ===============================


         During 2003 and 2002, the Company recorded write-downs of excess and obsolete inventories of approximately $2.7 million and $1.9 million, respectively. These additional charges to cost of sales were primarily due to the significant decrease in forecasted sales.

4. Property and Equipment

         As a result of the Company's assessment of the market conditions and the related effect on its business plan, the Company concluded in fiscal 2002 that indicators of impairment of its long-lived assets were present. Accordingly, as of June 30, 2002, the Company performed an impairment test of the carrying of value of its long-lived assets, consisting primarily of property and equipment in accordance with SFAS 121 Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. Based on an undiscounted cash flow analysis, the cash flows expected to be generated by the Company's long-lived assets during their estimated remaining useful lives were not sufficient to recover the net book value of the assets. The Company estimated, using a valuation report prepared by an independent appraiser, the estimated fair value of its engineering manufacturing and test equipment. The Company also estimated the fair value of its office furniture and fixtures, software and leasehold improvements by obtaining quotations from third-party sources for comparable assets. Consequently, the Company recorded an impairment charge of $5.6 million to write the carrying value of its long-lived assets held for use down to their fair values of approximately $1.2 million as of June 30, 2002.

         In addition to the above, the Company recognized a loss of approximately $1.5 million on the disposal of long-lived assets during its 2002 fiscal year.

A summary of property and equipment as of June 30, 2003 and 2002, follows:


                                                                  2003                   2002
                                                              -----------------------------------

      Computers and equipment                                 $ 1,046,300              $1,046,300
      Office furniture and fixtures                                47,100                  47,100
      Software                                                      6,300                   6,300
      Leasehold improvements                                       95,600                  95,600
                                                              -----------------------------------
                                                                1,195,300               1,195,300
                                                              -----------------------------------
      Less: Accumulated Depreciation
            and Amortization                                   (1,028,200)                      -
                                                              -----------------------------------
                                                              $   167,100              $1,195,300
                                                              ===================================

Included in net property and equipment at June 30, 2003 and 2002, were $0 and $200 thousand, respectively, of inventory used for customer evaluation purposes.

5. Accrued Expenses

         A summary of accrued expenses as of June 30, 2003 and 2002, follows:


                                                          2003               2002
                                                        ----------------------------

   Accrued warranty                                      $144,100           $185,500
   Accrued payroll and related benefits                   103,900            810,000
   Accrued professional fees                               75,000             38,000
   Accrued sales, use and property tax liabilities         23,200             47,000
   Other accrued liabilities                              184,100            491,500
                                                        ----------------------------
                                                         $530,300         $1,572,000
                                                        ============================

6. Capital Lease Obligations

         The Company has equipment under capital lease that require payments of principal and interest as follows:


                   Fiscal Year                                       Capital Leases
                   -----------                                       --------------
                   2004                                                     216,600
                   2005                                                     102,300
                   2006                                                      76,700
                   2007
                                                                           --------
                   Total minimum payments                                   395,600

                   Less: Amount representing interest                       (42,800)
                                                                           --------
                   Present Value of minimum payments                        352,800

                   Less: Current portion                                   (175,100)
                                                                           --------
                   Long-term portion                                        177,700
                                                                           ========

         As of June 30, 2003 and 2002, capital lease obligations are secured by $717,500 and $707,500, respectively, in certificates of deposit included in other non-current assets.

         In August 2003, the Company paid, $328,400 in full settlement of its remaining obligations under capitalized leases.

7. Equipment Loans

         In May 1999, the Company entered into an agreement with Angel Ventures LP for a $2.0 million equipment financing facility subject to a 5% facility fee over the term of the agreement (See Note 13). The facility was secured by the assets purchased using the borrowings. The interest rate ranged from 6.73% to 6.97%. In connection with the issuance of the debt, the company issued to Angel Ventures LP a fully vested and immediately exercisable warrant for 60,000 shares of common stock at an exercise price per share of $0.93. The warrant was exercised in September 1999. In December 2002, the Company repaid its equipment loans with Angel Ventures LP amounting to $410,400 plus accrued interest of $76,200.

         In September 1999, the Company entered into an agreement with a lender for a $3.0 million equipment financing facility subject to a 5% facility fee over the term of the agreement. The facility was secured by the assets purchased using the borrowings. The interest rate was 13.94%. In connection with the issuance of the debt, the Company issued to this lender a fully vested and immediately exercisable warrant for 50,000 shares of common stock at an exercise price per share of $0.10 (see Note 11). During the year ended June 30, 2003, the Company repaid the outstanding balance on this loan of approximately $1 million plus interest of $73,600.

         In February 2001, The Company entered into an agreement with another lender for a $3.0 million equipment financing facility. As of June 30, 2003, the Company has outstanding borrowings of approximately $629,500 under this agreement. The facility is secured by the assets purchased using the borrowings. Borrowings are to be repaid in 36 monthly payments of principal and interest from the date borrowed. The interest rate is 14.23%. In connection with the issuance of the debt, the Company issued to this lender fully vested and immediately exercisable warrants for an aggregate of 10,000 shares of common stock at an exercise price per share of $4.00 (see Note 11).

         Principal payments under the equipment loans are as follows for the years ended June 30:


             Years ended June 30,               Equipment Loans
            ----------------------------------------------------
            2004                                    $629,500
            Thereafter                                     -
                                                    --------
            Total principal payments                $629,500
                                                    ========

         In August 2003, the Company paid, $601,700 in full settlement of remaining equipment loans.

8. Lines of Credit

         In December 2002, the Company entered into a revolving credit agreement with a bank for borrowings up to $5.0 million and repaid its existing line of credit. The credit agreement is secured by the Company's assets. Any outstanding borrowing bears interest based on the prime rate plus 0.5% (4.5% at June 30, 2003). As of June 30, 2003 the Company has drawn $1,940,400 against the line of credit. This agreement expires in November 2003.

         As of June 30, 2003, the Company was in compliance with the financial covenants under the credit agreement.

         In August 2003, the Company paid off the outstanding balance on its line of credit.

9. Income Taxes

         Temporary differences and carry-forward which gave rise to significant portion of deferred tax assets and liabilities as of June 30, 2003 and 2002 are as follows:


                                                         2003                2002
                                                    ----------------------------------
            Net operating loss carry-forwards        $ 45,381,300        $ 38,129,100
            Depreciation and amortization               9,692,800          11,566,400
            Inventory reserve                           6,110,200           5,051,500
            Credit carry-forwards                       4,152,600           3,521,900
            Reserves not currently deductible             694,700             780,300
            Cumulative book to tax differences                  -                   -
                                                     ------------        ------------
            Net deferred tax asset                     66,031,600          59,049,200
            Valuation allowance                       (66,031,600)        (59,049,200)
                                                     ------------        ------------
            Report deferred tax asset                $         -         $          -
                                                     ============        ============

       Realization of the deferred tax assets is dependent upon future taxable income, if any, the amount and timing of which are uncertain. Based on the available objective evidence, management believes it is more likely than not that the net deferred tax asset will not be fully realizable. Accordingly, the Company has provided a full valuation allowance against its net deferred tax asset of June 30, 2003 and 2002.

         As of June 30, 2003, the Company had approximately $118 million of federal and $90 million of state net operating loss carry-forwards available to reduce future taxable income which will begin to expire in 2018 for federal and 2010 for state tax purposes, respectively. Under the Tax Reform Act of 1986, the amounts of benefits from net operating loss carry-forwards may be impaired or limited if the Company incurs a cumulative ownership change of more than 50% as defined, over a three year period.

10. Commitments and Contingencies

         The Company leases its facilities under non-cancelable operating lease agreements. During the year ended June 30, 2003, certain of these agreements expired and were not extended by the Company. The remaining operating lease agreements expire on December 31, 2003. Rent expense under the agreements was approximately $1.3 million and $6.9 million for the years ended June 30, 2003 and 2002, respectively. Minimum future lease payments under the agreements are approximately $209,600 for fiscal year 2004.

         The Company is involved in various legal proceedings arising in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, management believes that the final disposition of such matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

11. Stockholders' Equity

Increase in Authorized Shares

       On September 16, 2002, the Company filed an amendment to its Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware that increased the number of shares of authorized common stock from 50 million to 2.2 billion and the number of shares of authorized preferred stock from 27,865,192 to 1.6 billion. A principal purpose for authorizing the additional shares was for issuance pursuant to arrangements to finance the Company's continuing operations.

Convertible Preferred Stock

         As of June 30, 2002, the Company had 23,996,030 shares of convertible preferred stock issued and outstanding in the following Series: 1,660,000 shares of Series A convertible preferred stock, 8,602,150 shares of Series B convertible preferred stock, 5,750,000 shares of Series C convertible preferred stock, 4,830,035 shares of Series D convertible preferred stock and 3,153,845 shares of Series E convertible preferred stock.

         On September 16, 2002, the Company completed a Series A-1 convertible preferred stock financing. The Company issued 1,471,645,004 shares at $0.023469 per share (the "Original Issue Price") for total gross proceeds of $34.5 million. In connection with the issuance of the Series A-1 convertible preferred stock, all outstanding shares of Series A, B, C, D and E convertible preferred stock and related warrants were converted to 23,996,030 shares of common stock.

         The significant rights, restrictions and preferences of convertible preferred stock are as follows:

            o Each share of Series A-1 convertible preferred stock is convertible at the right and options of the stockholder, into one share of common stock. The conversion ratio is subject to adjustment in the event of stock splits and stock dividends. In addition, the conversion ratio is subject to adjustment in the event of a dilutive issuance, or the issuance of additional securities at a price less than the original purchase price.

            o Each stockholder of Series A-1 convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which the preferred stock can be converted.

            o Each stockholder of Series A-1 convertible preferred stock is entitled to receive annual dividends at the rates of 8% of the Original Issue Price per share when and if declared by the Board of Directors, prior to payment of dividends on common stock. Dividends are non-cumulative, and no dividends have been declared to date.

            o In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, each stockholder of Series A-1 convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of any assets or surplus funds to the holders of common stock, an amount equal to four times the Original Issue Price, approximately $0.09 per share, plus declared but unpaid dividends (if any). If the full amount is not available for distribution, amounts shall be paid out to proportion to the aggregate preferential amounts owed.

            o Each share of Series A-1 convertible preferred stock is convertible into one share of common stock in the event of an underwritten public offering of the Company's common stock with aggregate proceeds to the Company in excess of $40,000,000 and a public offering price of at least the Original Issue Price per share.

Common Stock

       As of June 30, 2003, the Company has reserved the following shares of authorized but unissued common stock:


          Convertible of outstanding Series A-1 preferred stock        1,471,645,004
          1999 Equity Incentive Plan                                         804,600
          2001 Equity Incentive Plan                                       4,976,424
          2002 Equity Incentive Plan                                     377,988,370
          Exercise of stand-alone options                                      4,000
          Exercise of warrants                                                74,000
                                                                       -------------
                                                                       1,855,492,398
                                                                       =============

Stock Warrants

         In May 1999, the Company issued a fully vested and immediately exercisable warrant to Angel Ventures LP (a related party) to purchase 60,000 shares of common stock for $0.93 per share in connection with an equipment loan. The warrant was exercised in September 1999. In accordance with EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services, the Company estimated the fair value of the warrants using the Black-Scholes model with the following assumptions: risk-free interest rate of 5.87%, a contractual life of 7 years, expected volatility of 80% and no expected dividends. The Company found the value of the warrant to be $2,400 and has ratably recorded it as interest expense over the term of the loan. During the years ended June 30, 2003 and 2002, $0 and $400, respectively, was recorded as interest expense.

         In September 1999, the Company issued a fully vested and immediately exercisable warrant to purchase 50,000 shares of common stock for $0.10 per share in connection with an equipment loan. The warrant expires in September 2006. In accordance with EITF 96-18, the Company estimated the fair value of the warrant using the Black-Scholes model with the following assumptions: risk-free interest rate of 6.19%, a contractual life of 7 years, expected volatility of 80% and no expected dividends. The Company found the value of the warrant to be $3,800 and has ratably recorded it as interest expense over the term of the loan. During the years ended June 30, 2003 and 2002, $900 and $1,100, respectively, was recorded as interest expense.

       In January 2001, the Company issued a fully vested and immediately exercisable warrant to purchase 14,000 shares of Series E preferred stock for $14.30 per share in connection with a revolving credit facility. In conjunction with the Series A-1 convertible preferred stock financing in September 2002, the warrant was converted to purchase shares of common stock. The warrant expires in January 2006. In accordance with EITF 96-18, the Company estimated the fair value of the warrant using the Black-Scholes model with the following assumptions: risk-free interest rate of 4.97%, a contractual life of 5 years, expected volatility of 80% and no expected dividends. The Company found the value of the warrant to be $134,900 and has ratably recorded it as interest expense over the term of the loan. During the years ended June 30, 2003 and 2002, $0 and $78,700, respectively, was recorded as interest expense.

       In February 2001, the Company issued a fully vested and immediately exercisable warrant to purchase 10,000 shares of common stock for $4.00 per share in connection with the equipment loan. The warrant expires in February 2008. In accordance with EITF 96-18, the Company estimated the fair value of the warrant using the Black-Scholes model with the following assumptions: risk-free interest rate of 5.16%, a contractual life of 7 years, expected volatility of 80% and no expected dividends. The Company found the value of the warrant to be $30,400 and has ratably recorded it as interest expense over the term of the loan. During the years ended June 30, 2003 and 2002, $10,100 and $10,100, respectively, was recorded as interest expense. As of June 30, 2003, the remaining unamortized portion amount to $6,800.

Equity Incentive Plans

         Under the Company's 1998 Equity Incentive Plan (the "1998 Plan") and 1999 Equity Incentive Plan (the "1999 Plan"), adopted in June 1998 and January 1999, respectively, the Board of Directors may grant to employees and consultants options to purchase the Company's common stock at terms and prices determined by the Board. Options granted under the 1998 and 1999 plans are exercisable at such times and under such conditions as determined by the Board of Directors, but the term of the option and the right of exercise may not exceed 10 years from the date of the grant. The 1998 Plan was discontinued in January 1999, and the remaining shares reserved and available for grant were retired under the 1998 Plan and were utilized under the 1999 Plan. In December 2000, the 1999 Plan was terminated with respect to future grants of stock options. The 1999 Plan will continue to govern outstanding and unexercised options previously granted under the 1999 Plan. Upon termination of the 1999 Plan, the 1,137,539 then-remaining shares available for grant were deemed not available for future grant until authorized under an active stock plan. As of June 30, 2003, the Company had 804,600 options outstanding under the 1999 plan.

       In December 2000, the Company adopted the 2001 Stock Plan (the "2001 Plan"), under which 2,000,000 shares are reserved for issuance. In September 2001, the Company reserved an additional 3,000,000 shares for issuance under the 2001 Plan. The Board of Directors may grant to employees and consultants options to purchase the Company's common stock at terms and prices determined by the Board. Options granted under the 2001 Plan are exercisable at such times and under such conditions as determined by the Board of Directors, but term of the option and the right of exercise may not exceed 10 years from the date of grant. Generally, the stock options are exercisable upon vesting at 24% on the first anniversary date and ratably at 2% per month until vested in full. As of June 30, 2003, the Company had 1,821,080 options outstanding under the 2001 Plan, and 3,155,344 shares available for grant.

       In December 2002, the Company adopted the 2002 Stock Plan (the "2002 Plan"), under which 377,988,370 shares are reserved for issuance. The Board of Directors may grant to employees and consultants options to purchase the Company's common stock at terms and prices determined by the Board. Options granted under the 2002 Plan are exercisable at such times and under such conditions as determined by the Board of Directors, but term of the option and the right of exercise may not exceed 10 years from the date of grant. Generally, the stock options should become exercisable at a rate of no less than 20% per year over 5 years from the date the option are granted. As of June 30, 2003, the Company had 314,875,885 options outstanding under the 2002 Plan, and 63,112,485 shares available for grant.

         A summary of the status of the Company's stock option plans as of June 30, 2003 and 2002 and changes during the years then ended is presented in the following table:


                                    Shares Available for        Options       Weighted-Average
                                           Grant              Outstanding      Exercise Price
                                   -------------------------------------------------------------
Balance, June 30, 2001                    112,315              4,427,060           $2.550
Authorized                              3,000,000                      -           $    -
Granted                                (3,422,190)             3,422,190           $1.000
Exercised                                       -                (36,476)          $0.962
Canceled - returned to plan             1,899,691             (1,899,691)          $1.877
Canceled - not returned to plan                 -             (1,222,875)          $2.491
Repurchased                                     -                      -           $    -
                                     ----------------------------------------------------
Balance, June 30, 2002                  1,589,816              4,690,208           $1.718
Authorized                            377,988,370                      -           $    -
Granted                              (324,249,803)           324,249,803           $0.002
Exercised                                       -                      -           $    -
Canceled - returned to plan            10,939,446            (10,939,446)          $0.208
Canceled - not returned to plan                 -               (499,000)          $2.527
                                     ----------------------------------------------------
Balance, June 30, 2003                 66,267,829            317,501,565           $0.016
                                     ====================================================



         The following table summarized information about stock options outstanding and exercisable at June 30, 2003:



                                         Weighted-
                                          Average       Weighted-                      Weighted-
            Range of                     Remaining       Average                        Average
            Exercise        Number      Contractual     Exercise       Number           Exercise
             Price       Outstanding       Life          Price       Exercisable         Price
            --------------------------------------------------------------------------------------
             $0.002      314,875,885        2.43         $0.002      52,847,398         $0.002
             $0.100           10,000        5.89         $0.100          10,000         $0.100
             $0.400           86,600        6.33         $0.400          86,600         $0.400
             $0.500           75,500        6.65         $0.500          75,500         $0.500
             $1.000        1,714,420        8.17         $1.000       1,184,729         $1.000
             $2.000          105,000        7.05         $2.000         105,000         $2.000
             $4.000          634,160        7.41         $4.000         539,690         $4.000
             ---------------------------------------------------------------------------------
                         317,501,565                     $0.016      54,848,917         $0.068
             =================================================================================


Acceleration of Vesting

         During fiscal year 2002, the Company accelerated the vesting of options to purchase 112,216 shares of common stock upon termination of employees. The Company has recognized compensation expense of approximately $14,000, which was measured based on the intrinsic value at the date of modification in excess of the original intrinsic value.

Common Stock Options to Non-employees

         During fiscal year 2002, the Company allowed various consultants and advisors to continue to vest monthly in their shares after the termination of their respective relationships with the Company. The additional vested options were issued under the 1999 and 2001 plans to purchase 34,983 shares of common stock at exercise prices ranging from $0.10 to $4.00 per share. The Company also issued fully vested and immediately exercisable nonqualified stock options to purchase 5,000 shares at a price of $1.00 to a consultant. The fair value of the awards was calculated using the Black-Scholes valuation method, utilizing a volatility factor of 0.8, dividend yield of 0%, risk-free interest rates of 3.7% to 5.4%, and the contractual life of 10 years. Total compensation (benefit) expense recognized in fiscal years 2003 and 2002 were $(16,800) and $31,600, respectively.

         During fiscal year 2001, the Company issued nonqualified stock options under the 1999 and 2001 plans to purchase 85,250 shares of common stock at exercise prices ranging from $1.00 to $4.00 per share to various advisors and consultants; 45,250 shares were immediately vested and exercisable and 40,000 shares were exercisable upon vesting, which is generally over two years. The Company also issued a stand-alone nonqualified stock option to purchase 4,000 shares of common stock at $4.00 per share, which vested immediately. The fair value of the awards was calculated using the Black-Scholes valuation method, utilizing a volatility factor of 0.8, dividend yield of 0%, risk-free interest rates of 3.7% to 5.4%, and the contractual life of 10 years. During the years ended June 30, 2003 and 2002, the Company recognized compensation (benefit) expense of $ (13,800) and $16,800, respectively.

12. 401(k) Plan

         Effective February 1999, the Company established a 401(k) retirement plan for full-time employees and to which it may make discretionary contributions. No employer matching contributions were made during fiscal years 2003 and 2002.

13. Related-Party Transactions

         The Company had an equipment loan with Angel Ventures LP, the general partner of which is the CEO of the Company. Final payments of principal and of accrued interest were made during fiscal year 2003 (See Note 7).

14. Restructuring and Charges Related to Property and Equipment

         In October 2001, senior management approved a restructuring plan to exit certain facilities. Lease commitments were subsequently paid out over the respective lease terms through December 2002. During fiscal 2002, the Company paid $3.4 million for lease commitments.

         Details of the restructuring charge are as follows:

                                                             Lease Commitments
                                                            --------------------
              Restructuring charge                              $ 3,628,000
              Payments during fiscal 2002                        (3,446,600)
                                                                -----------
              Balance as of June 30, 2002                           181,400
              Restructuring charge                                       --
              Payments during fiscal 2003                          (181,400)
                                                                -----------
              Balance as of June 30, 2003                       $         -
                                                                ===========

(b) Unaudited Pro forma Financial Information

         On August 8, 2003 we completed our acquisition of LuxN, Inc., pursuant to an Agreement and Plan of Merger, dated as of June 25, 2003, between Sorrento and LuxN, a copy of which is attached as Exhibit 2.1 hereto. On August 11, 2003, we issued a press release announcing the completion of the acquisition, a copy of which is attached hereto as Exhibit 99.1. At the effective time of the merger, our wholly-owned subsidiary, Lambda Acquisition Corp., was merged with and into LuxN, with LuxN being the surviving corporation in the merger.

         Pursuant to the Agreement and Plan of Merger, each share of LuxN common stock outstanding at the effective time of the merger was cancelled. As consideration for the transaction, holders of LuxN's Series A-1 Preferred Stock with an aggregate pro-rata portion of $14.8 million of LuxN's net cash held elected to receive cash at closing, and holders of LuxN's Series A-1 Preferred Stock with an aggregate pro-rata portion of $3.8 million of LuxN's net cash held elected to receive our common stock at closing. We issued 1,374,194 shares of our common stock to the holders of LuxN's Series A-1 Preferred Stock at the closing, and will issue an additional 505,153 shares upon receipt of our shareholders' approval. In addition, we issued warrants to purchase 400,000 of our shares of common stock at an exercise price of $3.05 per share to the holders of LuxN's Series A-1 Preferred Stock. The warrants will be held in escrow for a period of six months to satisfy any successful indemnification claims. We did not assume or exchange any outstanding options or warrants to purchase shares of LuxN stock.

         Pursuant to the terms of the Agreement and Plan of Merger, we have filed a Registration Statement on Form S-3 to enable the resale by the selling shareholders of the shares of our common stock that were issued as consideration for the merger. The registration statement went effective October 7, 2003.

         The consideration paid to holders of LuxN's shareholders was determined through arms-length negotiations between our board of directors and officers and those of LuxN.

         The foregoing description of the Agreement and Plan of Merger is qualified in its entirety by reference to the Agreement, a copy of which was previously filed with the SEC.

       The following unaudited pro forma summary presents the consolidated results of operations as if the merger with LuxN, Inc. had occurred on February 1, 2002. The Consolidated Pro Forma Balance Sheet as of July 31, 2003 includes the balance sheet of Sorrento Networks at that date and the balance sheet of LuxN, Inc. as of June 30, 2003. For the six month period ending July 31, 2003, the information contained in the Consolidated Pro Forma Statements of Operations include six months of information for Sorrento Networks and five months of information for LuxN, Inc. This difference in accounting periods is due to the fiscal year end of LuxN, Inc. of June 30th, and the quarter end of Sorrento Networks of July 31st. The adjustments shown on the Consolidated Balance Sheets for the twelve months ended July 31, 2003, are preliminary and are subject to change as the Company finalizes the accounting for the acquisition. There were no adjustments to the Statements of Operations for the twelve months ended January 31, 2003 or the six months ended July 31, 2003.

These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the merger been made on February 1, 2002, nor are they indicative of future results. As a result, the unaudited pro forma net results and pro forma per share amounts do not purport to represent what Sorrento Networks Corporation results of operations would have been if the merger with LuxN, Inc. had occurred on February 1, 2002, and is not intended to project Sorrento Networks Corporation's results of operations for any future period.

         For purchase accounting purposes, the purchase consideration for the acquisition of LuxN amounted to approximately $18 million consisting of cash paid and common stock issued. The cash paid was approximately 14.8 million and was paid to LuxN's Series A-1 Preferred Stockholders who elected to receive cash in lieu of common stock. The common stock was issued to LuxN shareholders who elected to exchange their shares of LuxN stock for Sorrento Networks common stock. The issuance was 1,374,194 shares at a per share price of $2.35 for an approximate value of $3.2 million. These shares were issued August 8, 2003.

         The pro forma presentation excludes the value of the 400,000 warrants issued in connection with the purchase that are held in escrow until the expiration of an indemnification period as per the Agreement and Plan of Merger. When and if the warrants are released from escrow, the value of the warrants will be recorded as additional purchase price consideration. The $878,280 value of the 400,000 warrants issued to LuxN shareholders who elected to exchange their shares of LuxN stock for Sorrento Networks common stock was determined using the Black Scholes option pricing model based on the following inputs:
Option price of $3.05, estimated life of 5 years, volatility of 168% and no dividends.

         The pro forma presentation excludes the value of the future issuance of 505,153 shares of Sorrento Networks common stock to the LuxN shareholders who elected to exchange their shares of LuxN stock for our common stock. The shares will be issued upon shareholder approval and in return $1.0 million of LuxN cash held in escrow will be released. The approximate value of these shares is $1.1 million as of the acquisition date based upon a per share price of $2.35 and will be added to the purchase price when shareholder approval has been granted and the shares are issued. The $1.0 million in cash held in escrow has not been included in the accompanying pro forma financial statements.

         The pro forma financial information presented includes preliminary purchase accounting adjustments that reflect a value of approximately $1,871 million assigned to intangible assets such as trademarks and patents. The Company is in the process of determining the value of any acquired intangible assets. The Company expects to complete the valuation of acquired intangible assets in the near future and will make any necessary adjustments to the purchase price as needed.

         The company has recorded negative goodwill as part of its preliminary purchase accounting. The company expects to reallocate the negative goodwill upon the valuation of intangible assets and resolution of contingent consideration.

SORRENTO NETWORKS CORPORATION                          [SORRENTO NETWORKS LOGO]
AND SUBSIDIARIES


CONSOLIDATED PROFORMA BALANCE SHEETS (UNAUDITED)
(In Thousands, except per share amounts)
=============================================================================================================================
                                                                                          July 31, 2003
                                                                     --------------------------------------------------------
                                                                          SNC          LuxN      Adjustments     Consolidated
-----------------------------------------------------------------------------------------------------------------------------
                                                                     (Unaudited)    (Audited)
ASSETS

CURRENT ASSETS
     Cash and equivalents                                             $   5,075    $  21,610     $ (18,657)(a)(b)   $   8,028
     Accounts receivable, net                                             3,230          405             -              3,635
     Inventory, net                                                      12,717        2,490             -             15,207
     Prepaid expenses and other current assets                              436          260             -                696
     Investment in marketable securities                                     85                          -                 85
------------------------------------------------------------------------------------------------------------------------------
         TOTAL CURRENT ASSETS                                            21,543       24,765       (18,657)            27,651
------------------------------------------------------------------------------------------------------------------------------

PROPERTY AND EQUIPMENT, NET                                              13,849          167             0             14,016
------------------------------------------------------------------------------------------------------------------------------

OTHER ASSETS
     Purchased technology, net                                              225                          -                225
     Investment in non-marketable securitites                             5,025                          -              5,025
     Other assets                                                           874          718          (718)(c)            874
------------------------------------------------------------------------------------------------------------------------------
         TOTAL OTHER ASSETS                                               6,124          718          (718)             6,124
------------------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                          $  41,516    $  25,650      $(19,375)         $  47,791
==============================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Current maturities of long term debt                                   176        2,745        (2,745)(d)            176
     Accounts payable                                                     2,849          433             -              3,282
     Deferred revenue                                                       349          214             -                563
     Accrued liabilities and other current liabilities                    8,341          530         1,871             10,742
------------------------------------------------------------------------------------------------------------------------------
         TOTAL CURRENT LIABILITIES                                       11,715        3,922          (874)            14,763
------------------------------------------------------------------------------------------------------------------------------

Long-term debt and capital lease obligations                              3,563          178          (178)(d)          3,563
Debentures payable, net of unamortized costs and discounts               13,100                          -             13,100
------------------------------------------------------------------------------------------------------------------------------
         TOTAL LIABILITIES                                               28,378        4,100        (1,052)            31,426
------------------------------------------------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
     Preferred stock, $.01 par value; liquidation preference $1,353           1          147          (147)(e)              1
     Common stock, $.001 par value; 150,000,000 shares authorized;
         8,042,849 shares issued 8,042,405 shares outstanding at
         July 31, 2003;  2,260,688 shares issued and 2,260,244
         shares outstanding at January 31, 2003; 2,274,194 shares
         potentially issueable to LuxN stockholders                           9            3            (3)(f)(g)           9
     Additional paid-in capital                                         194,269      181,020      (177,793)(e)(f)(g)  197,496
     Accumulated deficit                                               (181,243)    (159,652)      159,652 (h)       (181,243)
     Accumulated other compreshensive income                                171           32           (32)(i)            171
     Treasury stock, at cost; 444 shares at July 31, 2003 and
         January 31, 2003, respectively                                     (69)                         -                (69)
------------------------------------------------------------------------------------------------------------------------------
         TOTAL STOCKHOLDERS' EQUITY                                      13,138       21,550       (18,323)            16,365
------------------------------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $  41,516    $  25,650     $ (19,375)         $  47,791
==============================================================================================================================

SORRENTO NETWORKS CORPORATION                          [SORRENTO NETWORKS LOGO]
AND SUBSIDIARIES


CONSOLIDATED PROFORMA STATEMENTS OF OPERATIONS (UNAUDITED)
(In Thousands, except per share amounts)
================================================================================================================
                                                                     Twelve Months Ended January 31, 2003
                                                             ---------------------------------------------------
                                                                 SNC         LuxN       Adjustment  Consolidated
----------------------------------------------------------------------------------------------------------------
NET SALES                                                   $   25,137    $    3,958                  $  29,095
COST OF SALES                                                   21,817         2,812                     24,629

----------------------------------------------------------------------------------------------------------------
         GROSS PROFIT                                            3,320         1,146             -        4,466
----------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
     Selling and marketing                                      12,021         5,702                     17,723
     Engineering, research and development                       8,990        14,832                     23,822
     General and administrative                                 13,638         7,579                     21,217
----------------------------------------------------------------------------------------------------------------
         TOTAL OPERATING EXPENSES                               34,649        28,113             -       62,762
----------------------------------------------------------------------------------------------------------------

LOSS FROM OPERATIONS                                           (31,329)      (26,967)            -      (58,296)
----------------------------------------------------------------------------------------------------------------

OTHER INCOME (EXPENSES)
     Investment income                                             275                                      275
     Interest expense                                           (9,619)         (358)                    (9,977)
     Other income (Expenses)                                       214                                      214
     Gain on sale of marketable securities                      14,249                                   14,249
----------------------------------------------------------------------------------------------------------------
         TOTAL OTHER INCOME (EXPENSES)                           5,119          (358)            -        4,761
----------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAX                                         (26,210)      (27,325)                   (53,535)

PROVISION FOR INCOME TAXES                                           -             -                          -
----------------------------------------------------------------------------------------------------------------

NET INCOME (LOSS)                                           $  (26,210)   $  (27,325)            -    $ (53,535)
================================================================================================================

EARNINGS (LOSS) PER SHARE:

         BASIC WEIGHTED AVERAGE COMMON SHARES
             OUTSTANDING                                     2,161,601     2,161,601                  2,161,601
----------------------------------------------------------------------------------------------------------------
BASIC NET INCOME (LOSS) PER COMMON SHARE                    $   (12.13)   $   (12.64)            -    $  (24.77)
================================================================================================================

DILUTIVE EARNINGS (LOSS) PER SHARE:

         BASIC WEIGHTED AVERAGE COMMON SHARES
             OUTSTANDING                                     2,384,902     2,384,902                  2,384,902
----------------------------------------------------------------------------------------------------------------
BASIC NET INCOME (LOSS) PER COMMON SHARE                    $   (12.13)   $   (12.64)            -    $  (24.77)
================================================================================================================

SORRENTO NETWORKS CORPORATION                          [SORRENTO NETWORKS LOGO]
AND SUBSIDIARIES


CONSOLIDATED PROFORMA STATEMENTS OF OPERATIONS (UNAUDITED)
(In Thousands, except per share amounts)
====================================================================================================================
                                                                            Six Months Ended July 31, 2003
                                                                  --------------------------------------------------
                                                                    SNC          LuxN       Adjustments Consolidated
--------------------------------------------------------------------------------------------------------------------
NET SALES                                                       $   12,337     $    1,462                $   13,799
COST OF SALES                                                        9,020          4,006                    13,026

--------------------------------------------------------------------------------------------------------------------
         GROSS PROFIT                                                3,317         (2,544)         -            773
--------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
     Selling and marketing                                           4,066            957                     5,023
     Engineering, research and development                           3,194          1,418                     4,612
     General and administrative                                      3,768            752                     4,520
--------------------------------------------------------------------------------------------------------------------
         TOTAL OPERATING EXPENSES                                   11,028          3,127          -         14,155
--------------------------------------------------------------------------------------------------------------------

LOSS FROM OPERATIONS                                                (7,711)        (5,671)         -        (13,382)
--------------------------------------------------------------------------------------------------------------------

OTHER INCOME (EXPENSES)
     Investment income                                                   8                                        8
     Interest expense                                               (3,804)          (201)                   (4,005)
     Other income (Expenses)                                        13,773                                   13,773
     Gain on sale of marketable securities                           4,026                                    4,026
--------------------------------------------------------------------------------------------------------------------
         TOTAL OTHER INCOME (EXPENSES)                              14,003           (201)         -         13,802
--------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS
     BEFORE INCOME TAX                                               6,292         (5,872)         -            420

PROVISION FOR INCOME TAXES                                               -              -          -              -
--------------------------------------------------------------------------------------------------------------------

NET INCOME (LOSS)                                               $    6,292     $   (5,872)         -     $      420
====================================================================================================================

EARNINGS (LOSS) PER SHARE:

         BASIC WEIGHTED AVERAGE COMMON SHARES
            OUTSTANDING                                          3,418,696      3,418,696                 3,418,696
--------------------------------------------------------------------------------------------------------------------
BASIC NET INCOME (LOSS) PER COMMON SHARE                        $     1.84     $    (1.72)         -     $     0.12
====================================================================================================================

DILUTIVE EARNINGS (LOSS) PER SHARE:

         DILUTIVE WEIGHTED AVERAGE COMMON SHARES
            OUTSTANDING                                          5,554,037      5,554,037                 5,554,037
--------------------------------------------------------------------------------------------------------------------
DILUTIVE NET INCOME (LOSS) PER COMMON SHARE                     $     1.16     $    (1.06)         -     $     0.10
====================================================================================================================

Notes to the Pro forma Consolidated Balance Sheet:


(a) To record $14.8 million cash consideration to LuxN's Series A-1 Preferred shareholders who elected to receive cash at closing.

(b) To reduce the June 30, 2003 cash balance by $2.9 million which represents the amount of cash used for debt reduction per the agreement and plan of merger.

(c) To record reduction of other assets by the amount of a collaterized certificate of deposit in the amount of $718 thousand used to extinguish debt obligations per the agreement and plan of merger.

(d) To record elimination of debt relating to equipment leases and a bank line of credit in the amount of $2.9 million in accordance with the agreement and plan of merger.

(e) To eliminate LuxN Series-A Preferred Stock in accordance with purchase accounting rules.

(f) To eliminate LuxN Common Stock in accordance with purchase accounting rules.

(g) To record the value of the new shares of common stock issued to the LuxN shareholders who elected to exchange their shares of LuxN stock for Sorrento Networks common stock. The issuance is approximately 1,374,194 shares at a per share price of $2.35 for an approximate value of $3.2 million. These shares were issued August 8, 2003.

(h) To eliminate $32 thousand of Other Comprehensive Income from the LuxN Balance Sheet in accordance with purchase accounting rules.

(i) To eliminate LuxN's accumulated deficit from the Balance Sheet at time of acquisition in accordance with purchase accounting rules.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               SORRENTO NETWORKS CORPORATION


DATE: October 21, 2003                         By:  /s/ Joe R. Armstrong
                                                    ---------------------
                                                    Joe R. Armstrong,
                                                    Chief Financial Officer